Exhibit 10.43

FORM OF WAIVER AND AGREEMENT LETTER

To:	Telewest Communications plc (Telewest)

Export House Cawsey Way

Woking

Surrey

GU21 6QX

To:	Telewest Communications Networks Limited (TCN)

Export House Cawsey Way

Woking

Surrey

GU21 6QX

Attention:         Stephen Cook, General Counsel

(Telewest and TCN hereinafter jointly the Lessees)

2004

We refer to:

(a)	a master leasing agreement dated 28 March 1996 between Telewest and R.B. Leasing March Limited (assigned to Royal Bank of Scotland (Industrial Leasing) Limited) and all lease contracts entered into pursuant to that master leasing agreement (the Telewest Lease); and

(b)	a master leasing agreement dated 1 December 2000 made between TCN and Royal Bank Leasing Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited (assigned to Lombard Corporate Finance (June 2) Limited) (together with Royal Bank of Scotland (Industrial Leasing) Limited the Lessors) and all lease contracts entered into pursuant to that master leasing agreement (the TCN Lease);

together, the Leases.

1.	REQUESTED WAIVERS

Telewest is in the process of implementing a recapitalisation, readjustment, rescheduling and/or reorganisation of the share capital of Telewest and members of the Telewest group and/or any indebtedness of Telewest and members of the Telewest group (the Restructuring). The key elements of the Restructuring are as follows:

(a)	Telewest Global, Inc., a company incorporated in Delaware, will become the new holding company for the businesses that currently constitute the Telewest group;

(b)	substantially all of the assets of Telewest will be transferred to Telewest UK Limited, a wholly owned English subsidiary of Telewest Global, Inc. Telewest UK Limited will assume substantially all of the liabilities of Telewest that have not been compromised as a result of the Restructuring, and Telewest Global, Inc. will issue shares of common stock to an escrow agent for distribution in accordance with a creditors’ scheme of arrangement of Telewest under English law and creditors’ schemes of arrangement of Telewest’s wholly owned Jersey finance subsidiary, Telewest Finance (Jersey) Limited (Telewest Jersey) under English and Jersey law;

(c)	pursuant to a scheme of arrangement of Telewest under English law Telewest’s bond debt and certain other financial obligations will be converted into an entitlement to receive new shares of common stock of Telewest Global, Inc.;

(d)	pursuant to schemes of arrangement of Telewest Jersey under English and Jersey law Telewest Jersey’s bond debt and certain other financial obligations will be converted into an entitlement to receive new ordinary shares in Telewest Global, Inc.;

(e)	TCN and certain of its subsidiaries and partnerships will enter into an amended and restated senior secured facility with its senior lenders; and

(f)	after the schemes of arrangement referred to in (c) and (d) above have become effective, Telewest and Telewest Jersey intend to go into solvent liquidation.

Since 30 September 2002, when a preliminary agreement with Telewest’s bondholders in relation to the Restructuring was announced, various steps have been taken by Telewest with a view to implementing the Restructuring or have been taken by Telewest’s creditors as a result of the Restructuring (the Pre-Restructuring Events). Details of many of these Pre-Restructuring Events are contained in press releases issued by Telewest on 30 September 2002, 31 October 2002, 9 June 2003, 28 July 2003, 15 August 2003, 15 September 2003, 18 November 2003, 27 November 2003 and 20 January 2004. The Pre-Restructuring Events for the purposes of this letter are limited to the following events:

(a)	non-payment of interest and principal under certain of the bonds issued by Telewest and Telewest Jersey;

(b)	non-payment of obligations due under certain foreign exchange contracts;

(c)	presentation of a winding up petition against Telewest by Credit Agricole Indosuez on 29 October 2002;

(d)	litigation by Eximius Capital Funding Limited against Telewest and its directors, details of which are set out in each of:

(i)	the complaint (with index number 601492/03) dated 12 May 2003 filed in the Supreme Court of the State of New York, County of New York

by Eximius Capital Funding, Ltd. as Plaintiff against various defendants including Telewest; and

(ii)	the complaint (with index number 03-601284) dated 24 April 2003 filed in the Supreme Court of the State of New York by Eximius Capital Funding Ltd. as Plaintiff against Telewest;

(e)	litigation by, inter alios, W.R. Huff CM, LLC against, inter alios, Telewest and its directors, details of which are set out in the amended complaint (with case number 02-CV-5146 (GBD)) dated 28 May 2003 filed in the United States District Court, Southern District of New York;

(f)	breach of various contracts entered into by Telewest or Telewest’s direct or indirect subsidiaries (including, but not limited to the TCN’s senior secured facility) as a result of the events listed in sub-paragraphs (a) to (e) above, sub-paragraph (g) below and Schedule 4 of a draft supplemental deed dated 9 March 2004 to be entered into between TCN and various senior debt providers which amends and restates the senior secured facility entered into by TCN and certain of its subsidiaries and associated partnerships on 16 March 2001 (a copy of Schedule 4 of the draft supplemental deed is attached at Schedule 3 to this letter); and

(g)	any other events which the Lessors agree (in their sole discretion) shall constitute Pre-Restructuring Events.

The Restructuring and certain of the Pre-Restructuring Events constitute repudiatory breaches under the Leases.

You have requested that:

1.1 the Lessors waive any repudiatory breach under Clauses 13.1 and 13.2 of the Telewest Lease and Clauses 13.1 and 13.2 of the TCN Lease which have arisen on or since 30 September 2002 or may arise in future to the extent such repudiatory breach has arisen or may arise as a sole and direct result of the Restructuring or the Pre-Restructuring Events (the Requested Waivers); and

1.2 the Lessors confirm that they have not accepted any repudiatory breaches which have arisen under Clauses 13.1 and 13.2 of the Telewest Lease and Clauses 13.1 and 13.2 of the TCN Lease prior to the date of satisfaction of the conditions referred to in clause 3 below (the Requested Confirmations).

2.	WAIVER AND AGREEMENT

We are pleased to inform you that, at your request and in consideration for the conclusion of the agreements referred to in paragraph 1 of the Schedule to this letter and the payment of the default waiver fee referred to in paragraph 4 of the Schedule to this letter, the Lessors have agreed (subject to satisfaction of the conditions referred to in clause 3 below) to grant the Requested Waivers and to make the Requested Confirmations.

3.	CONDITIONS

3.1 The provisions of paragraph 2 above will only take effect on and from the later of (i) the date on which the Lessors confirm in writing that each of the conditions specified in Schedule 1 to this letter has been fulfilled to the satisfaction of the Lessors; and (ii) the date on which an office copy of the court order sanctioning the Telewest scheme of arrangement under section 425 of the Companies Act 1985 (the Telewest Scheme) is delivered to the registrar of companies for registration.

3.2 In the event that clause 3.1 above is not fulfilled by the later of (i) 90 days after the date when the commitment letter referred to in Schedule 1, paragraph 6(i) to this letter (the Commitment Letter) is released from escrow; and (ii) 60 days after the date of any vote by creditors to approve the Telewest Scheme or the Telewest Jersey schemes of arrangement, subject to that vote occurring on or before 75 days after the date when the Commitment Letter is released from escrow the provisions of paragraph 2 above will no longer be capable of taking effect.

4.	REVISED LEASING DOCUMENTS

4.1 The Lessors and the Lessees undertake to enter into the documentation required to novate and amend the Telewest Lease and amend the TCN Lease, agreed forms of which are attached in Schedule 2 to this agreement.

5.	SAVING PROVISIONS

5.1 Save as, and to the extent expressly waived or agreed in this letter, the Leases remain in full force and effect as novated and amended pursuant to the documentation referred to in paragraph 1 of Schedule 1.

5.2 The waivers and approvals contained herein shall apply only to the matters specifically referred to herein. The Requested Waivers shall be without prejudice to any rights which the Lessors may now or hereafter have under the Leases in relation to any other circumstances or matters other than as specifically referred to in paragraph 2 above (and whether subsisting at the date hereof or otherwise) which right shall remain in full force and effect.

6.	INDEMNITIES

6.1 Without prejudice to the generality of the provisions of Clause 5 above, each of Telewest and TCN hereby confirms that the indemnities contained in the Leases (in particular, but without prejudice to the generality of the foregoing, Clause 5.6 of the Telewest Lease and Clause 5.7 of the TCN Lease) shall apply to each Lessor’s negotiation, execution and/or performance of this letter and/or in respect of any documentation in relation to any Pre-Restructuring Event and/or in respect of its participation in the Restructuring.

6.2 Notwithstanding the generality of the provisions of paragraph 6.1 above, TCN and, on a joint and several basis until the effective date of the Telewest Scheme, Telewest agree to indemnify and hold harmless each Lessor and its directors, officers, agents and employees from and against any and all actions, liabilities, claims, demands, proceedings, judgements or requirements of any official body (whether civil or criminal) brought or established at any time against any Lessor or its directors, officers, agents or employees and against all losses, costs, fines, charges and expenses suffered or incurred by any Lessor its directors, officers, agents or employees of whatsoever nature arising directly or indirectly by reason of or in connection with each Lessor’s negotiation, execution and or performance of this letter and/or in respect of any documentation in relation to any Pre-Restructuring Event and/or in respect of its participation in the Restructuring. This indemnity shall not apply to the extent such liability, claim, demand, proceeding, judgement or requirement resulted from a breach by such Lessor of the contractual obligations contained in this letter or the letter from the Lessors dated on or about the date hereof, or such Lessor’s gross negligence or wilful misconduct.

6.3 Without prejudice to paragraphs 6.1 and 6.2 above, the Lessors confirm that they have no claim and will not make any claim under clause 6 of the Commitment Letter dated on or about the date of this letter from CIBC World Markets Plc to Telewest and TCN by reason of (i) any change in the commercial terms of the Leases pursuant to the documentation referred to in paragraph 1 of Schedule 1 of this letter; and (ii) any breach which is waived pursuant to clause 2 of this letter.

7.	COSTS AND EXPENSES

Telewest shall forthwith on demand pay all reasonable legal costs and expenses incurred by the Lessors in connection with this letter.

8.	THIRD PARTY RIGHTS

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter.

9.	COUNTERPARTS

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

10.	GOVERNING LAW

This letter and the agreement constituted by it and the Lessees’ acceptance of its terms shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

Please confirm your acceptance to the terms of this letter by signing the counterpart letter below and returning this to us.

Yours faithfully

for and on behalf of Royal Bank of Scotland (Industrial Leasing) Limited

Date:

for and on behalf of Royal Bank Leasing Limited for itself and as agent for W. & G. Lease Finance Limited and Lombard Corporate Finance (June 2) Limited

Date:

[On Counterpart letter:]

We hereby agree to the terms of this letter

for and on behalf of Telewest Communications plc

for and on behalf of Telewest Communications Networks Limited

Schedule 1

Conditions

1.	The execution of: (i) a Novation and Amendment Agreements in respect of the Telewest Lease and accompanying documentation and (ii) an Amendment Agreement in respect of the TCN Lease and accompanying documentation in the agreed form attached at Schedule 2.

2.	Resolutions of the board of directors of each of the Lessees approving and authorising the entry into this letter and any accompanying documentation and authorising its appropriate officers to execute and deliver this letter.

3.	The Royal Bank of Scotland plc reaches agreement with the Lessees in respect of their foreign exchange contracts with Telewest, such agreement to be evidenced by the settlement agreement with, inter alios, The Royal Bank of Scotland plc referred to in paragraph 6(ii) below.

4.	Payment by TCN to the Lessors by no later than one business day before the effective date of the Telewest Scheme of a default waiver fee of 1.5% (£471,400.15) on the capital amount outstanding on all Leases as at 31 March 2004, (£31,426,676.55).

5.	Payment by Telewest (i) on the date of this letter, of all reasonable legal costs and expenses incurred by the Lessors up to the date of this letter in respect of advice as regards the Leases; and (ii) of all ongoing reasonable legal costs and expenses incurred by the Lessors up until the date five business days before the date the Telewest scheme of arrangement becomes effective, including costs incurred to date of Norton Rose in respect of advice as regards the Leases by no later than one business day before the effective date of the Telewest scheme of arrangement.

6.	Receipt by the Lessors of the following executed documents:

(i)	a commitment letter between Telewest, TCN, Telewest Global, Inc. and Telewest UK Limited and TCN’s senior lenders (including inter alios CIBC World Markets, Canadian Imperial Bank of Commerce, London Branch, JP Morgan Chase Bank and The Royal Bank of Scotland plc) providing that, subject to the satisfaction of certain conditions and subject to certain termination rights, an amended and restated senior secured facility will come into effect subject to the terms therein and replace the existing senior secured facility;

(ii)	settlement agreements with JP Morgan Chase Bank, The Royal Bank of Scotland plc, Credit Agricole Indosuez and The Bank of New York relating to (a) the settlement of liabilities arising under certain existing derivative agreements; and (b) new derivative agreements to be entered into by TCN with such hedging providers;

(iii)	voting agreements between Telewest, Telewest Jersey and the holders of various senior debentures and senior notes issued by Telewest and Telewest Jersey where those holders represent the Agreed Percentage (as defined in the Commitment Letter dated on or about the date of this letter referred to in paragraph 6(i) above) of the holders of various senior debentures and senior notes issued by Telewest and Telewest Jersey in aggregate entitled to vote at the creditors’ meetings of the schemes of arrangement of Telewest and Telewest Jersey; and

(iv)	a voting agreement between Telewest, Telewest Jersey and IDT Corporation.

For the avoidance of doubt, nothing in this paragraph shall give the Lessors the right to approve the commercial terms of such term sheets and/or commitment letters or agreements.

7.	Receipt by the Lessors of a copy of an office copy of the court order sanctioning the Telewest Scheme, the terms of which court order confirm that an undertaking has been given by the directors of Telewest at the court hearing to sanction the Telewest Scheme that the Telewest Scheme will not be made effective unless and until the directors of Telewest are satisfied that TCN and various senior debt providers have entered into the amended and restated facility and security documents and that the Recapitalisation Supplemental Deed Effective Date (as such term is defined in the amended and restated facility agreement) has occurred or its occurrence is conditional only upon the Telewest Scheme becoming effective.

Schedule 2

Part A: Agreed form novation and amendment agreement

DATED	2004

ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED	(1)

TELEWEST COMMUNICATIONS PLC	(2)

TELEWEST COMMUNICATIONS NETWORKS LIMITED	(3)

NOVATION AND AMENDMENT AGREEMENT

relating to a Master Leasing Agreement

and ancillary documentation

dated 28 March 1996

THIS NOVATION AND AMENDMENT AGREEMENT is dated 2004 and made BETWEEN:

(1)	ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED (Company No. SC63190) a company incorporated in Scotland whose registered office is situated at 42 St Andrew Square, Edinburgh EH2 2YE (the “Lessor”);

(2)	TELEWEST COMMUNICATIONS PLC (Company No. 02983307) a company incorporated in England whose registered office is situated at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (“Telewest”);

(3)	TELEWEST COMMUNICATIONS NETWORKS LIMITED a company incorporated in England (with company number 03071086) whose registered office is situated at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (the “New Lessee”).

WHEREAS:

(A)	By a sale and licence agreement (the “Sale and Licence Agreement”) dated 28 March 1996 and made between (1) Nortel Limited (the “Supplier”), (2) Telewest and (3) R. B. Leasing (March) Limited (assigned to the Lessor on 1 March 1999), the Supplier agreed (inter alios) to sell certain equipment set out in the Sale and Licence Agreement and the Lessor agreed to purchase such equipment upon the terms and conditions therein contained.

(B)	By a master leasing agreement (the “Master Leasing Agreement”) dated 28 March 1996 and made between (1) Telewest and (2) R.B. Leasing (March) Limited (assigned to the Lessor on 1 March 1999), the Lessor agreed to lease to Telewest and Telewest agreed to take on lease certain equipment as set out in lease contracts to be issued from time to time pursuant to the terms of the Master Leasing Agreement upon the terms and conditions therein contained.

(C)	By a lease contract (No. RBM 96-0017-0) (the “Lease Contract”) dated 28 March 1996 and made between (1) Telewest and (2) R.B. Leasing (March) Limited (assigned to the Lessor on 1 March 1999), the Lessor agreed to lease to Telewest and Telewest agreed to take on lease certain equipment as listed in the schedule to the Lease Contract upon the terms and conditions therein contained.

(D)	As part of the proposed financial restructuring of Telewest and the Telewest group of companies generally (the “Restructuring”), the parties have agreed that (i) the Lease Contract shall be amended and (ii) all the rights and obligations of Telewest under the Sale and Licence Agreement, the Master Leasing Agreement and the Lease Contract (the “Lease Documents”) shall be novated to and assumed by the New Lessee.

(E)	This Agreement sets out the terms and conditions upon which (i) the Master Leasing Agreement and the Lease Contract shall be amended and (ii) the New

Lessee shall be substituted for Telewest in relation to all the rights and obligations of Telewest under the Lease Documents.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation and Definitions

1.1 In this Agreement, unless the context otherwise requires:

“Conditions Precedent Notice” means the notice in the form of Schedule 2 to this Agreement;

“Commitment Letter” means the commitment letter to be entered into between Telewest, the New Lessee, Telewest Global, Inc., Telewest UK Limited and the New Lessee’s senior lenders in connection with certain credit facilities being made available to the New Lessee;

“Effective Time” means the later of: (i) the date and time specified in the Conditions Precedent Notice on which the conditions referred to in clause 2.1 are satisfied, and (ii) the date and time on which an office copy of the court order sanctioning the Scheme is delivered to the registrar of companies for registration;

“Long Stop Date” means the later of: (i) the date falling 90 days after the date when the Commitment Letter is released from escrow; and (ii) the date falling 60 days after the date of any vote by creditors to approve the Scheme or the related schemes of arrangement in respect of Telewest Finance (Jersey) Limited, subject to that vote occurring on or before the date falling 75 days after the date when the Commitment Letter is released from escrow;

“Novated Lease Documents” means the Lease Documents as novated and amended by this Agreement;

“Scheme” means a scheme of arrangement between Telewest and certain of its creditors pursuant to section 425 of the Companies Act 1985;

“TCN Master Leasing Agreement” means the master leasing agreement dated 1 December 2000 made between Telewest Communications Networks Limited and Royal Bank Leasing Limited (“RBL”) for itself and as agent for W.&G. Lease Finance Limited and Lombard Corporate Finance (June 2) Limited;

“Waiver and Agreement Letter” means the waiver and agreement letter dated                  2004 addressed to Telewest and the New Lessee from the Lessor and RBL for itself and as agent for W. & G. Lease Finance Limited and Lombard Corporate Finance (June 2) Limited regarding the waiver of certain breaches by the New Lessee and Telewest of the Master Leasing Agreement, the Lease Contract, the TCN Master Leasing Agreement and certain other lease agreements between the New Lessee and RBL as a result of the Restructuring.

1.2	Interpretation

1.2.1 Terms and expressions defined in the Lease Contract and the Master Leasing Agreement shall have the same meanings in this Agreement (except where the context otherwise requires or such term is defined in this Agreement).

1.2.2 References in the Lease Contract and the Master Leasing Agreement to “this/the Lease Contract” shall, with effect from the Effective Time and unless the context otherwise requires, be references to the Lease Contract as amended and novated by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Lease Contract, shall be construed accordingly.

1.2.3 References in the Master Leasing Agreement and the Lease Contract to “this/the Master Agreement” shall, with effect from the Effective Time and unless the context otherwise requires, be references to the Master Leasing Agreement as amended and novated by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Master Leasing Agreement shall be construed accordingly.

1.2.4 Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing the neuter gender shall include the masculine or feminine gender.

1.2.5 References to clauses, schedules and paragraphs shall (save where otherwise expressly stated) be construed as references to clauses, the schedules and paragraphs of this Agreement.

1.2.6 References to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended or supplemented from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

1.2.7 The words “including” and “in particular” shall be construed as being by way of illustration or emphasis and shall not limit or prejudice the generality of any foregoing words.

1.2.8 References to a party shall be construed as including without limitation, references to their permitted assignees, transferees and successors from time to time.

1.3 Clause headings and the table of contents are inserted for ease of reference only and shall be ignored in the interpretation of this Agreement.

2.	Conditions

2.1 This Agreement shall be conditional upon and shall only become effective on the occurrence by the Long Stop Date of the later of: (i) the receipt by the Lessor of the documents and evidence specified in Schedule 1 in the form and substance satisfactory to the Lessor and (ii) the delivery of an office copy of the court order sanctioning the Scheme to the registrar of companies for registration.

2.2 Upon and simultaneously with, satisfaction or waiver of the conditions precedent specified in clause 2.1, the Conditions Precedent Notice shall be completed and executed by the Lessor.

2.3 The Lessor shall not be obliged to complete and execute the Conditions Precedent Notice if: (i) on the date on which it would otherwise have done so, the Lessor has actual knowledge that an Event of Default (other than any specific Event of Default waived by the Lessor pursuant to the Waiver and Agreement Letter) has occurred and is continuing or that any of the representations and warranties in clause 3 are untrue or incorrect as at such date as if made on such date with respect to the facts and circumstances existing at such date; or (ii) the Long Stop Date has occurred.

3.	Representations and Warranties

3.1 Each of Telewest and the New Lessee represents and warrants to the Lessor that:

3.1.1 Corporate power

(a)	it is duly incorporated and validly existing under the laws of England as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has power to execute, deliver and perform its obligations under the Novated Lease Documents and this Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same; and

(c)	the Novated Lease Documents and this Agreement constitute the legal, valid and binding obligations of Telewest and the New Lessee enforceable in accordance with their terms;

3.1.2 No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Novated Lease Documents and this Agreement by Telewest and the New Lessee will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which Telewest or the New Lessee is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which Telewest or the New Lessee is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of Telewest’s or the New Lessee’s Memorandum and Articles of Association or (iv) result in the creation or imposition of or oblige Telewest or the New Lessee to create any encumbrance, mortgage or charge on any of the undertakings, assets, rights or revenues of Telewest or the New Lessee;

3.1.3	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by Telewest or the New Lessee to authorise, or required by Telewest or the New Lessee in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Novated Lease Documents or this Agreement or the performance by Telewest or the New Lessee of its obligations under the Novated Lease Documents or this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

3.1.4	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Novated Lease Documents or this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the United Kingdom or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to the Novated Lease Documents or this Agreement and the Novated Lease Documents and this Agreement are in proper form for their enforcement in the courts of England; and

3.1.5	Financial Statements of the Telewest Group and the TCN Group

there has been no material adverse change in the financial position of the TCN Group, (as defined in the TCN Master Leasing Agreement) and the Telewest Group (being Telewest and all its Affiliates and Associated Partnerships (as those terms are defined in the TCN Master Leasing Agreement)) from that set forth in the consolidated audited financial statements of the TCN Group and the Telewest Group in respect of the financial year ended on 31 December 2003.

3.2	Repetition

The representations and warranties in clauses 3.1.1 to 3.1.3 inclusive and in clause 3.1.5 (insofar as it relates to the TCN Group) shall be deemed to be repeated by the New Lessee in accordance with the provisions of clause 19.4(v) of the Master Leasing Agreement.

3.3	Additional Representation and Warranty of the New Lessee

In addition, the New Lessee represents and warrants to the Lessor that it has received signed originals or copies of the Lease Documents and either copies or originals of all such other documents, approvals and opinions relating to the Lease Documents as it has required to see in connection with this Agreement, and it accepts all the terms thereof.

4.	Novation

4.1 Telewest agrees to novate the Lease Documents (as amended by this Agreement) to the New Lessee and the Lessor consents to such novation, on and with effect from the Effective Time, upon the following terms and conditions:

4.1.1 Telewest irrevocably and unconditionally releases and discharges the Lessor from all its obligations and liabilities to Telewest under the Lease Documents (as amended by this Agreement);

4.1.2 the Lessor irrevocably and unconditionally releases and discharges Telewest from all its obligations and liabilities to the Lessor under the Lease Documents (as amended by this Agreement);

4.1.3 the Lessor agrees with the New Lessee to irrevocably and unconditionally assume all the obligations and liabilities of the Lessor to Telewest from which the Lessor has been released and discharged pursuant to clause 4.1.1 under or arising from the Lease Documents (as amended by this Agreement); and

4.1.4 the New Lessee agrees with the Lessor to irrevocably and unconditionally assume all the obligations and liabilities of Telewest to the Lessor from which Telewest has been released and discharged pursuant to clause 4.1.2 under or arising from the Lease Documents (as amended by this Agreement), so that with effect from the Effective Time, the New Lessee shall be substituted in place of Telewest as a party to the Novated Lease Documents and the Novated Lease Documents shall on and with effect from the Effective Time be construed and treated, and the Lessor and the New Lessee shall have rights and obligations under the Novated Lease Documents in all respects, as if the New Lessee was (and had at all times been) named therein instead of Telewest and all references to Telewest shall be construed as references to the New Lessee.

5.	Amendments to the Master Leasing Agreement

5.1 The parties agree that on and with effect from the Effective Time the terms of the Master Leasing Agreement shall be amended to read as follows:

5.1.1 The definition of “Material Group Company” in Clause 1.1 shall be deleted and replaced with the following definition of “Material Group Entity” and all references to Material Group Company in the Master Leasing Agreement and the Lease Contract shall accordingly be construed as references to “Material Group Entity”:

“Material Group Entity” means any member of the TCN Group which is:

(a)	an Affiliate or an Associated Partnership which is a Holding Company of a Material Group Entity; or

(b)	an Affiliate or an Associated Partnership whose Gross Assets or revenues (consolidated in the case of an Affiliate or Associated Partnership which itself has Affiliates) exceed 3 per cent of the Gross Assets or revenues of the TCN

Group, in either case as calculated by reference to the latest audited accounts (consolidated or unconsolidated, as the case may be) of such an Affiliate or Associated Partnership provided that:

(i)	in the case of an Affiliate or Associated Partnership acquired after the end of the financial period to which the latest relevant audited accounts relate, the reference to the latest audited accounts for the purposes of the calculation above shall, until audited accounts for the financial period in which the acquisition is made are published, be deemed to be a reference to such first-mentioned accounts as if such an Affiliate or Associated Partnership had been shown in such accounts by reference to its own latest audited accounts adjusted as deemed appropriate by the auditors of the Lessee, and a copy of the latest audited accounts of such an Affiliate or Associated Partnership shall be delivered to the Owner contemporaneously with such acquisition; and

(ii)	if, in the case of any Affiliate or Associated Partnership which itself has Affiliates, no consolidated accounts are prepared and audited, its consolidated Gross Assets or its consolidated revenues, as the case may be, shall be determined on the basis of pro forma consolidated accounts of the relevant Affiliate or Associated Partnership and its Affiliates prepared for this purpose by the auditors of the Lessee or the auditors for the time being of the relevant Affiliate or Associated Partnership and a copy of such pro forma consolidated accounts of the relevant Affiliate or Associated Partnership and its Affiliates shall be delivered to the Owner contemporaneously with such accounts being issued; or

(c)	an Affiliate or Associated Partnership not falling within sub-paragraph (b) above but which, as a result of any intra-group transfer or re-organisation would, adopting any of the tests referred to in sub-paragraph (b) above and as if the accounts referred to in such sub-paragraph had been drawn up immediately following such transfer or re-organisation, be a Material Group Entity provided that such Affiliate or Associated Partnership shall only become a Material Group Entity upon the completion of such transfer or re-organisation; or

(d)	an Affiliate of an Associated Partnership which holds a Licence which is required by applicable laws for the purposes of the business of any Material Group Entity falling within paragraph (a) to (c) above;

but not including at any time, Cable Finance Limited (registered in Jersey with number 61656) or Cable Guide Limited (registered no. 2025654);

5.1.2 The following definitions shall be added to Clause 1.1:

““Affiliate” of a person means (a) any company or entity directly or indirectly controlled by such person (for which purpose “control” means either ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity) and (b) (for the purposes only of the preparation of the financial statements and accounts to be prepared in accordance with generally accepted accounting principles in the UK) in the case of a company incorporated in England and Wales or Scotland, a Subsidiary Undertaking (as such term is defined in section 258 of the Companies Act 1985);

“Associated Partnership” means, in relation to a company, a partnership that is controlled by that company, or by that company and one or more of its Affiliates together, and a company shall be regarded as having control of a partnership for those purposes if (directly or indirectly, including through intermediate Associated Partnerships) it possesses, is entitled to, or is entitled to acquire:

(a)	more than 50 per cent of the assets of the partnership; or

(b)	more than 50 per cent of the income of the partnership

or if it (directly or indirectly, including through intermediate Associated Partnerships) is able to direct how the affairs of the partnership are conducted;

“Gross Assets” means at any time, the aggregate amount of assets (if appropriate, on a consolidated basis) which would be included as current assets, investments and fixed assets in a consolidated balance sheet of the relevant entity drawn up at such time;

“Licence” means such licences as are from time to time issued to any member of the TCN Group in accordance with Telecommunications and Cable Laws;

“TCN Group” means the Lessee all its Affiliates and all its Associated Partnerships from time to time;

“Telecommunications and Cable Laws” means the Telecommunications Act 1984, the Cable and Broadcasting Act 1984, the Broadcasting Act 1990 all as amended from time to time and all other laws, statutes, regulations and judgments relating to telecommunications or cable television applicable to any member of the TCN Group, and/or the business carried on by, any member of the TCN Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property)”;

5.1.3 Clause 13.2 shall be amended by the addition of the following sub-clauses:

“(x)	if the Lessee ceases to be a wholly owned Affiliate of Telewest UK Limited; or

(xi)	if Telewest UK Limited ceases to be a wholly owned Affiliate of Telewest Global, Inc.”.

6.	Amendments to the Lease Contract

6.1 The parties agree that on and with effect from the Effective Time the terms of the Lease Contract shall be amended to read as follows:

6.1.1 The provisions of clause 4(b) shall be amended to read as follows:

“The maximum Secondary Period shall be 5 years from 30 March 2006, the last day of the period being 30 March 2011 or such other period as may be agreed between the parties”.

6.1.2 Clause 5 of Schedule II shall be amended to read as follows:

“If at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent or more of the Voting Stock or thirty per cent, or more of the economic interest in the equity (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of Telewest Global, Inc.; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global, Inc. are not Continuing Directors or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving the Lessee or any Affiliate of the Lessee not permitted by clause 11.1.2 of the Loan Agreement, the Lessee shall forthwith notify the Owner and provide the Owner with reasonable details thereof. The Owner shall following notification of such event consult in good faith with a view to determine the appropriate course of action to adopt. Following the occurrence of such an event above (and irrespective of whether such event has been notified to the Owner by the Lessee) the Owner shall, be under no obligation to continue the leasing of the Goods and if the Owner and the Lessee cannot agree on an alternative course of action to adopt within the period of twenty Business Days after the date on which the Owner becomes aware of such event, the Owner shall be entitled, in its absolute discretion, to terminate the leasing of the Goods to the Lessee and the Lessee shall pay to the Owner the Termination Sum calculated in accordance with clause 13.3(b) of the Master Agreement (as modified above) and the other provisions of clause 13 of the Master Agreement shall apply.

In this clause 5 unless the context otherwise requires:

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global, Inc. who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date (as defined in the Loan Agreement); or

(b)	was nominated for election or elected to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

“Loan Agreement” means the loan agreement dated 16 March 2001 between among others the Lessee and various senior debt providers as amended and restated pursuant to a supplemental deed dated                  2004.

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person.”

6.1.3 The provisions of Schedule V shall be deleted.

7.	Costs and Expenses

7.1	Costs and Expenses of the Lessor

The New Lessee shall pay on demand to the Lessor all reasonable costs and expenses (including legal fees) incurred by the Lessor in connection with the negotiation, preparation and execution of this Agreement and/or any ancillary documentation and shall indemnify the Lessor against any liability owing by reason of any delay or omission by the New Lessee to pay such amounts.

7.2	Stamp and other duties

The New Lessee shall pay all stamp duty, documentary, registration or other like duties taxes or value added tax (including any stamp duty, duties, taxes or value added tax payable by or assessed on the Lessor), if any, from time to time imposed on or in connection with this Agreement and/or any ancillary documentation and shall indemnify the Lessor against any liability arising by reason of any delay or omission by the New Lessee to pay such stamp duty, duties or taxes.

8.	Notices

8.1 Every notice, request, demand or other communication under this Agreement shall:

8.1.1 be in writing delivered personally or by first class prepaid letter (airmail if applicable and available) or by telefax (confirmed in the case of a telefax, by first class prepaid letter);

8.1.2 be deemed to have been received, in the case of a letter, when delivered personally or 3 days after it has been put in the post and in the case of a telefax at the time of despatch with confirmation by the sender’s facsimile machine that the message has been received at the correct telefax number (provided that if the date of delivery or despatch is not a Business Day in the country of the addressee or if the time of despatch of any telefax is after business hours in the country of the addressee (for this purpose “business hour” means any hour between 9.00 a.m. and 5.00 p.m. on a Business Day) it shall be deemed to have been received at the opening of business on the next such Business Day) provided that non-service of any copy of a notice request, demand or other communication shall not invalidate service of notice, request, demand or other communication; and

8.1.3	be sent

(a)	to the Lessor:

Royal Bank of Scotland (Industrial Leasing) Limited

The Quadrangle

The Promenade

Cheltenham

Gloucestershire GL50 1PX

Fax:               01242 224867

Attention:     Finance Director

(b)	to Telewest:

Telewest Communications plc

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Fax:               020 7299 5488

Attention:     General Counsel

with a copy to the New Lessee:

Telewest Communications Networks Limited

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Fax:               020 7299 5488

Attention:     General Counsel

(c)	to the New Lessee:

Telewest Communications Networks Limited

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Fax:               020 7299 5488

Attention:     General Counsel

with a copy to Telewest:

Telewest Communications plc

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Fax:               020 7299 5488

Attention:     General Counsel

or to such other address or telefax number as is notified by one party to the other under this Agreement.

9.	Miscellaneous

9.1	Continuation of Lease Documents Contracts and Master Leasing Agreement

Save as amended and novated by this Agreement, the parties agree that the provisions of the Lease Documents and the Master Leasing Agreement shall continue in full force and effect.

9.2	No Delay

No delay or omission by any party to exercise any right, power or remedy vested in it under this Agreement or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by either of the other parties hereto.

9.3	No Waiver

If any of the parties on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

9.4	Remedies Cumulative

The rights, powers and remedies of each party contained in this Agreement are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as that party may think fit.

9.5	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts taken together shall be deemed to constitute one and the same instrument.

9.6	Further Assurances

Each party hereto agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by any other party to establish, maintain and protect the rights and remedies of the parties hereto and to carry out and effect the intent and purpose of this Agreement.

9.7	Illegality

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

9.8	Amendment

The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of the parties hereto.

9.9	Effect as a Deed

Each of the parties hereto agree this Agreement is intended to take effect as a deed notwithstanding that the Lessor has executed it under hand only.

10.	Third Party Rights

No term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to it.

11.	Governing Law and Jurisdiction

11.1 This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereto submit to the exclusive jurisdiction of the High Court of Justice in England.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Schedule 1

Conditions Precedent

1. Written confirmation from the New Lessee’s insurance brokers that the New Lessee continues to be reflected as an insured party under the insurances required to be effected in respect of the Goods which are the subject matter of the Novated Lease Documents.

2. Certified copies of resolutions duly passed by the Directors of each of Telewest and the New Lessee evidencing approval of the transactions contemplated by this Agreement (including, in the case of the New Lessee), the performance of the transactions contemplated by the Novated Lease Documents) and authorising the execution of the same.

3. Specimen signatures of the persons authorised in the resolutions of the Board of Directors referred to in (2) above if different from those delivered in relation to the Lease Documents.

4. A copy, certified as a true copy by a Director of each of Telewest and the New Lessee, of all consents, authorisations, licences and approvals required by Telewest and the New Lessee to authorise, or required by Telewest and the New Lessee in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of this Agreement and the Novated Lease Documents and the performance by Telewest and the New Lessee of its obligations under this Agreement and the Novated Lease Documents.

5. A copy, certified a true copy by a Director of Telewest of the most recent audited financial statements of Telewest and the most recent audited consolidated financial statements of the Telewest Group (as described in clause 3.1.5 of this Agreement).

6. A copy, certified a true copy by a Director of the New Lessee, of the most recent audited financial statements of the New Lessee and the most recent audited consolidated financial statements of the TCN Group (as defined in the TCN Master Leasing Agreement).

7. An office copy of the court order sanctioning the Scheme, the terms of which court order confirm that an undertaking has been given by the directors of Telewest at the court hearing to sanction the Scheme that the Scheme will not be made effective unless and until the directors of Telewest are satisfied that the New Lessee and various senior debt providers have entered into amended and restated facility and security documents and that the Recapitalisation Supplemental Deed Effective Date (as that term is defined in such amended and restated facility agreement) has occurred or its occurrence is conditional only upon the Scheme becoming effective by the delivery of an office copy of the relevant court order to the registrar of companies for registration.

8. Payment by the New Lessee of the default waiver fee referred to at Condition 4 of Schedule 1 of the Waiver and Agreement Letter.

9. Payment of all reasonable fees, costs and expenses (including legal fees) incurred by the Lessor in connection with the negotiation, preparation and execution of this Agreement and/or any ancillary documentation up until the date five business days before the date the Scheme becomes effective.

10. A Deed of Novation duly entered into by each of Nortel Networks Optical Components Limited, Telewest, the New Lessee and the Lessor in connection with (inter alia) the novation of all the rights and obligations of Telewest under the Sale and Licence Agreement to the New Lessee and the assumption of all such rights and obligations by the New Lessee.

Schedule 2

Conditions Precedent Notice

Date:                              2004

To:	Telewest Communication plc (“Telewest”)

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Telewest Communications Networks Limited (“New Lessee”)

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Novation and Amendment Agreement dated [        ] 2004 (the “Agreement”) between Telewest, the New Lessee and Royal Bank of Scotland (Industrial Leasing) Limited

Reference is made to clause 2 of the Agreement and to the conditions precedent set out in Schedule 1 to the Agreement.

Royal Bank of Scotland (Industrial Leasing) Limited hereby confirms that the conditions precedent referred to above have as at [            ] am/pm on the date of this notice been fulfilled or waived.

For and on behalf of ROYAL BANK OF SCOTLAND (INDUSTRIAL LEASING) LIMITED

SIGNED by	)

for and on behalf of	)
ROYAL BANK OF SCOTLAND	)
(INDUSTRIAL LEASING) LIMITED	)

EXECUTED and DELIVERED	)
as a DEED by	)
TELEWEST COMMUNICATIONS PLC	)
Director

Director/Secretary

EXECUTED and DELIVERED	)
as a DEED by	)
TELEWEST COMMUNICATIONS	)

LIMITED	)
Director

Director/Secretary

Part B: Agreed form amendment agreement

DATED                                                         2004

ROYAL BANK LEASING LIMITED	(1)

W. & G. LEASE FINANCE LIMITED	(2)

LOMBARD CORPORATE FINANCE (JUNE 2) LIMITED	(3)

TELEWEST COMMUNICATIONS NETWORKS LIMITED	(4)

AMENDMENT AGREEMENT

relating to a Master Leasing Agreement

and ancillary documentation

dated 1 December 2000

Contents

Clause		Page
1	Interpretation and Definitions	31

2	Conditions	33

3	Representations and Warranties	33

4	Amendments to the Lease Contracts and Master Leasing Agreement	34

5	Swap Breakage Costs Indemnity	43

6	Costs and Expenses	43

7	Notices	44

8	Miscellaneous	45

9	Third Party Rights	46

10	Governing Law and Jurisdiction	47

Schedule 1 Conditions Precedent		48

Schedule 2 Conditions Precedent Notice		49

THIS AMENDMENT AGREEMENT is dated              2004 and made BETWEEN:

(1)	ROYAL BANK LEASING LIMITED, a company incorporated in Scotland with company number SCO58013 whose registered office is situated at 42 St Andrew Square, Edinburgh EH2 2YE (“RBL”);

(2)	W. & G. LEASE FINANCE LIMITED, a company incorporated in England with company number 1829405 whose registered office is situated at The Quadrangle, The Promenade, Cheltenham, GL50 1PX (“W. & G. Lease Finance”);

(3)	LOMBARD CORPORATE FINANCE (JUNE 2) LIMITED, a company incorporated in England with company number 2162406 whose registered office is situated at The Quadrangle, The Promenade, Cheltenham, GL50 1PX (“LCF (June 2)”) (together with W. & G. Lease Finance the “Lessors”); and

(4)	TELEWEST COMMUNICATIONS NETWORKS LIMITED, a company incorporated in England with company number 3071086 whose registered office is situated at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (the “Lessee”).

WHEREAS:

(A)	By a master leasing agreement (the “Master Leasing Agreement”) dated 1 December 2000 and made between the Lessee and RBL for itself and as agent for W. & G. Lease Finance and W.&G. Equipment Leasing Limited, RBL agreed to lease to the Lessee and the Lessee agreed to take on lease certain equipment as set out in the Lease Contracts to be issued from time to time pursuant to the terms of the Master Leasing Agreement upon the terms and conditions therein contained.

(B)	By (1) a lease contract (No. WF200-004-0) dated 8 December 2000 between W. & G. Lease Finance and the Lessee in respect of certain Goods as referred to therein (“Lease Contract A”); (2) a lease contract (No. WF200-0012-0) dated 19 December 2000 between W. & G. Lease Finance and the Lessee in respect of certain Goods as referred to therein (“Lease Contract B”); (3) a lease contract (No. WE200-001-0) dated 18 April 2001 between W. & G. Equipment Leasing Limited (assigned to LCF (June 2) on 28 February 2003) and the Lessee in respect of certain Goods as referred to therein (“Lease Contract C”); and (4) a lease contract (No. WE200-004-0) dated 17 May 2001 between W. & G. Equipment Leasing Limited (assigned to LCF (June 2) on 28 February 2003) and the Lessee in respect of certain Goods as referred to therein (“Lease Contract D”) (together the “Lease Contracts”) the Lessors agreed to lease to the Lessee and the Lessee agreed to take on lease the equipment set out in the Lease Contracts.

(C)	Pursuant to a Deed of Sale dated 28 February 2003 between W. & G. Equipment Leasing Limited as seller and LCF (June 2) as buyer together with certain deeds of sale, novation and amendment entered into between W. & G. Equipment Leasing Limited as Seller and LCF (June 2) as buyer, also dated

28 February 2003, W. & G. Equipment Leasing Limited agreed to sell part of its leasing business and to assign absolutely and unconditionally all its rights, title, interest and benefits present and future in and under (inter alios) Lease Contract C and Lease Contract D (each as defined above).

(D)	As part of the proposed financial restructuring of Telewest Communications plc (“Telewest”) and the Telewest group of companies generally (the “Restructuring”), the Lessee has requested and the Lessors and RBL have agreed to amend the Master Leasing Agreement and the Lease Contracts to the extent set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation and Definitions

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Conditions Precedent Notice” means the notice in the form of Schedule 2 to this Agreement;

“Commitment Letter” means the commitment letter to be entered into between Telewest, the Lessee, Telewest Global, Inc., Telewest UK Limited and the Lessee’s senior lenders in connection with certain credit facilities being made available to the Lessee;

“Effective Time” means the later of (i) the date and time specified in the “Conditions Precedent Notice” on which the conditions referred to in clause 2.1 are satisfied, and (ii) the date and time on which an office copy of the court order sanctioning the Scheme is delivered to the registrar of companies for registration;

“Long Stop Date” means the later of: (i) the date falling 90 days after the date when the Commitment Letter is released from escrow; and (ii) the date falling 60 days after the date of any vote by creditors to approve the Scheme or the related schemes of arrangement in respect of Telewest Finance (Jersey) Limited, subject to that vote occurring on or before the date falling 75 days after the date when the Commitment Letter is released from escrow;

“Telewest Inc.” means Telewest Global, Inc. a Delaware corporation of 1209 Orange Street, Wilmington, Delaware, 19801, United States of America;

“RBS Industrial” means Royal Bank of Scotland (Industrial Leasing) Limited of a company registered in Scotland with company number SC63190 whose registered office is at 42 St Andrew Square, Edinburgh, EH2 2YE;

“RBS Industrial Lease” means the lease contract dated 28 March 1996, and made between Telewest and R.B. Leasing (March) Limited (assigned to RBS Industrial on 1 March, 1999) entered into pursuant to a master leasing agreement dated 28 March 1996;

“Scheme” means a scheme of arrangement between Telewest and certain of its creditors pursuant to section 425 of the Companies Act 1985; and

“Waiver and Agreement Letter” means the waiver and agreement letter dated                  addressed to the Lessee, RBS Industrial and RBL for itself and as agent for W. & G. Lease Finance and LCF (June 2) regarding the waiver of certain breaches by the Lessee and Telewest of the Master Leasing Agreement, the Lease Contracts and certain other lease agreements between Telewest and RBS Industrial as a result of the Restructuring.

1.2	Interpretation

1.2.1 Terms and expressions defined in the Lease Contracts and Master Leasing Agreement shall have the same meanings when used in this Agreement (except where the context otherwise requires or such term is defined in this Agreement).

1.2.2 References in the Lease Contracts and the Master Leasing Agreement to “this/the Lease Contract” shall, with effect from the Effective Time and unless the context otherwise requires, be references to the Lease Contracts as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Lease Contracts, shall be construed accordingly.

1.2.3 References in the Master Leasing Agreement and the Lease Contracts to “this/the Master Agreement” shall, with effect from the Effective Time and unless the context otherwise requires, be references to the Master Leasing Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Master Leasing Agreement shall be construed accordingly.

1.2.4 Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing the neuter gender shall include the masculine or feminine gender.

1.2.5 References to clauses, schedules and paragraphs shall (save where otherwise expressly stated) be construed as references to clauses, the schedules and paragraphs of this Agreement.

1.2.6 References to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended or supplemented from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

1.2.7 The words “including” and “in particular” shall be construed as being by way of illustration or emphasis and shall not limit or prejudice the generality of any foregoing words.

1.2.8 References to a party shall be construed as including, without limitation, references to their permitted assignees, transferees and successors from time to time.

1.3 Clause headings and the table of contents are inserted for ease of reference only and shall be ignored in the interpretation of this Agreement.

2.	Conditions

2.1 This Agreement shall be conditional upon and shall only become effective on the occurrence by the Long Stop Date of the later of: (i) the receipt by each Lessor and RBL of the documents and evidence specified in Schedule 1 in the form and substance satisfactory to each Lessor and RBL, and (ii) the delivery of an office copy of the court order sanctioning the Scheme to the registrar of companies for registration.

2.2 Upon and simultaneously with, satisfaction or waiver of the conditions precedent specified in clause 2.1, the Conditions Precedent Notice shall be completed and executed by each Lessor and RBL.

2.3 The Lessors and RBL shall not be obliged to complete and execute the Conditions Precedent Notice if: (i) on the date on which it would otherwise have done so, the Lessors and RBL have actual knowledge that an Event of Default (other than any specific Event of Default waived by RBL (acting for itself and as agent for the Lessors) pursuant to the Waiver and Agreement Letter) has occurred and is continuing or that any of the representations and warranties set out in clause 3 are untrue or incorrect as at such date as if made on such date with respect to the facts and circumstances existing at such date; or (ii) the Long Stop Date has occurred.

3.	Representations and Warranties

3.1 The Lessee represents and warrants to each Lessor and RBL that:

3.1.1	Corporate power

(a)	the Lessee is duly incorporated and validly existing under the laws of England as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	the Lessee has power to execute, deliver and perform its obligations under this Agreement and the Lease Contracts, as amended by this Agreement, and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same; and

(c)	this Agreement and the Lease Contracts, as amended by this Agreement, constitute legal, valid and binding obligations of the Lessee enforceable in accordance with their terms;

3.1.2	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and the Lease Contracts as amended by this Agreement, by the Lessee will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Lessee is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Lessee is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Lessee’s Memorandum and Articles of Association or (iv) result in the creation or imposition of or oblige the Lessee to create any encumbrance, mortgage or charge on any of the undertakings, assets, rights or revenues of the Lessee;

3.1.3	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Lessee to authorise, or required by the Lessee in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the Lease Contracts as amended by this Agreement, or the performance by the Lessee of its obligations under this Agreement or the Lease Contracts as amended by this Agreement, has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

3.1.4	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or the Lease Contracts, as amended by this Agreement, that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the United Kingdom or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to this Agreement or the Lease Contracts as amended by this Agreement and this Agreement and the Lease Contracts as amended by this Agreement are in proper form for their enforcement in the courts of England; and

3.1.5	Financial Statements of TCN Group

there has been no material adverse change in the financial position of the TCN Group from that set forth in the consolidated audited financial statement of the TCN Group in respect of the financial year ended on 31 December 2003.

3.2	Repetition

The representations and warranties in clauses 3.1.1 to 3.1.3 inclusive and in clause 3.1.5 shall be deemed to be repeated by the Lessee in accordance with the provisions of clause 19.4.5 of the Master Leasing Agreement.

4.	Amendments to the Lease Contracts and Master Leasing Agreement

4.1 The parties agree that on and with effect from the Effective Time the terms of the Master Leasing Agreement and each Lease Contract shall be amended to read as follows:

4.1.1	Lease Contract A

(a)	Clause 3(a) shall be amended by the deletion of “8 December 2010” and its replacement with “30 September 2006”;

(b)	Clause 3(b) shall be amended to read as follows:

“3(b) The maximum Secondary Period shall be 5 Years from 30 September 2006, the last day of the period being 30 September 2011 or such other period as may be agreed between the parties.”;

(c)	Clause 4(a) shall be amended by the deletion of the rental table and its replacement with the following:

Number of Rentals	Rental Amount	Rental Period	Rental Payments Commencing on
Two	£ 272,190.16	Semi-Annual in Arrears	9 December 2000

Followed by Two	£ 272,190.16	Semi-Annual in Arrears	9 December 2001

Followed by Two	£ 272,190.16	Semi-Annual in Arrears	9 December 2002

Followed by Two	£ 420,054.12	Semi-Annual in Arrears	9 December 2003

Followed by Two	£ 478,560.57	Semi-Annual in Arrears	9 December 2004

Followed by One	£ 532,027.59	Semi-Annual in Arrears	9 December 2005

Followed by One	£5,932,975.21 (including a supplemental rental of £171,519.75)	Final Payment	30 September 2006

(d)	Clause 4(b) shall be amended by deleting the reference to “8 December 2010” and replacing it with “30 September 2006”; and

(e)	Clause 5 of Schedule II shall be amended to read as follows:

“5. If at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent or more of the Voting Stock or thirty per cent, or more of the economic interest in the equity (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of

Telewest Global, Inc.; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global, Inc. are not Continuing Directors or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving the Lessee or any Affiliate of the Lessee not permitted by clause 11.1.2 of the Loan Agreement, the Lessee shall forthwith notify the Owner and provide the Owner with reasonable details thereof. The Owner shall following notification of such event consult in good faith with a view to determine the appropriate course of action to adopt. Following the occurrence of such an event above (and irrespective of whether such event has been notified to the Owner by the Lessee) the Owner shall, be under no obligation to continue the leasing of the Goods and if the Owner and the Lessee cannot agree on an alternative course of action to adopt within the period of twenty Business Days after the date on which the Owner becomes aware of such event, the Owner shall be entitled, in its absolute discretion, to terminate the leasing of the Goods to the Lessee and the Lessee shall pay to the Owner the Termination Sum calculated in accordance with clause 13.3(b) of the Master Agreement (as modified above) and the other provisions of clause 13 of the Master Agreement shall apply.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global, Inc. who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date (as defined in the Loan Agreement); or

(b)	was nominated for election or elected to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

“Loan Agreement” means the loan agreement dated 16 March 2001 between among others the Lessee and various senior debt providers as amended and restated pursuant to a supplemental deed dated          2004.

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person.”.

(f)	The parties agree that, notwithstanding any of the provisions of the Master Leasing Agreement and Lease Contract A, the supplementary rental element of £171,519.75 which forms part of the final rental payable on 30 September 2006 under Lease Contract A pursuant to Clause 4.1.1(c) of this Agreement shall not be discounted in any way should a Termination Amount and/or a Termination Sum, as the case may be, become payable by the Lessee under the terms of the Master Leasing Agreement and Lease Contract A.

4.1.2	Lease Contract B

(a)	Clause 3(a) shall be amended by the deletion of “19 December 2010” and its replacement with “30 September 2006”;

(b)	Clause 3(b) shall be amended to read as follows:

“3(b) The maximum Secondary Period shall be 5 Years from 30 September 2006, the last day of this period being 30 September 2011 or such other period as may be agreed between the parties.”;

(c)	Clause 4(a) shall be amended by the deletion of the rental table and its replacement with the following:

Number of Rentals	Rental Amount	Rental Period	Rental Payments Commencing on
Two	£ 142,041.90	Semi-Annual in Arrears	20 December 2000

Followed by Two	£ 142,041.90	Semi-Annual in Arrears	20 December 2001

Followed by Two	£ 142,041.90	Semi-Annual in Arrears	20 December 2002

Followed by Two	£ 219,204.42	Semi-Annual in Arrears	20 December 2003

Followed by Two	£ 249,735.89	Semi-Annual in Arrears	20 December 2004

Followed by One	£ 277,637.55	Semi-Annual in Arrears	20 December 2005

Followed by One	£3,087,071.03 (including a supplemental rental of £89,161.39)	Final Payment	30 September 2006

(d)	Clause 4(b) shall be amended by deleting the reference to “19 December 2010” and replacing it with “30 September 2006”; and

(e)	Clause 5 of Schedule II shall be amended to read as follows:

“5. If at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent or more of the Voting Stock or thirty per cent, or more of the economic interest in the equity (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of

Telewest Global, Inc.; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global, Inc. are not Continuing Directors or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving the Lessee or any Affiliate of the Lessee not permitted by clause 11.1.2 of the Loan Agreement, the Lessee shall forthwith notify the Owner and provide the Owner with reasonable details thereof. The Owner shall following notification of such event consult in good faith with a view to determine the appropriate course of action to adopt. Following the occurrence of such an event above (and irrespective of whether such event has been notified to the Owner by the Lessee) the Owner shall, be under no obligation to continue the leasing of the Goods and if the Owner and the Lessee cannot agree on an alternative course of action to adopt within the period of twenty Business Days after the date on which the Owner becomes aware of such event, the Owner shall be entitled, in its absolute discretion, to terminate the leasing of the Goods to the Lessee and the Lessee shall pay to the Owner the Termination Sum calculated in accordance with clause 13.3(b) of the Master Agreement (as modified above) and the other provisions of clause 13 of the Master Agreement shall apply.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global, Inc. who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date (as defined in the Loan Agreement); or

(b)	was nominated for election or elected to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

“Loan Agreement” means the loan agreement dated 16 March 2001 between among others the Lessee and various senior debt providers as amended and restated pursuant to a supplemental deed dated          2004.

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person.”.

(f)	The parties agree that, notwithstanding any of the provisions of the Master Leasing Agreement and Lease Contract B, the supplementary rental element of £89,161.39 which forms part of the final rental payable on 30 September 2006 under Lease Contract B pursuant to Clause 4.1.2(c) of this Agreement shall not be discounted in any way should a Termination Amount and/or a Termination Sum, as the case may be, become payable by the Lessee under the terms of the Master Leasing Agreement and Lease Contract B.

4.1.3	Lease Contract C

(a)	Clause 3(a) shall be amended by the deletion of “18 April 2011” and its replacement with “30 September 2006”;

(b)	Clause 3(b) shall be amended to read as follows:

“3(b) The maximum Secondary Period shall be 5 Years from 30 September 2006, the last day of the period being 30 September 2011 or such other period as may be agreed between the parties.”;

(c)	Clause 4(a) shall be amended by the deletion of the rental table and its replacement with the following:

Number of Rentals	Rental Amount	Rental Period	Rental Payments Commencing on
Two	£ 93,565.19	Semi-Annual in Arrears	18 April 2001

Followed by Two	£ 93,565.19	Semi-Annual in Arrears	18 April 2002

Followed by Two	£ 93,565.19	Semi-Annual in Arrears	18 April 2003

Followed by Two	£ 144,393.33	Semi-Annual in Arrears	18 April 2004

Followed by Two	£ 164,504.88	Semi-Annual in Arrears	18 April 2005

Followed by One	£2,176,036.43 (including a supplemental rental of £59,326.92)	Final Payment	30 September 2006

(d)	Clause 4(b) shall be amended by deleting the reference to “19 April 2011” and replacing it with “30 September 2006”; and

(e)	Clause 5 of Schedule II shall be amended to read as follows:

“5. If at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent or more of the Voting Stock or thirty per cent, or more of the economic interest in the equity (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of Telewest Global, Inc.; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global, Inc. are not Continuing Directors

or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving the Lessee or any Affiliate of the Lessee not permitted by clause 11.1.2 of the Loan Agreement, the Lessee shall forthwith notify the Owner and provide the Owner with reasonable details thereof. The Owner shall following notification of such event consult in good faith with a view to determine the appropriate course of action to adopt. Following the occurrence of such an event above (and irrespective of whether such event has been notified to the Owner by the Lessee) the Owner shall, be under no obligation to continue the leasing of the Goods and if the Owner and the Lessee cannot agree on an alternative course of action to adopt within the period of twenty Business Days after the date on which the Owner becomes aware of such event, the Owner shall be entitled, in its absolute discretion, to terminate the leasing of the Goods to the Lessee and the Lessee shall pay to the Owner the Termination Sum calculated in accordance with clause 13.3(b) of the Master Agreement (as modified above) and the other provisions of clause 13 of the Master Agreement shall apply.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global, Inc. who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date (as defined in the Loan Agreement); or

(b)	was nominated for election or elected to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

“Loan Agreement” means the loan agreement dated 16 March 2001 between among others the Lessee and various senior debt providers as amended and restated pursuant to a supplemental deed dated          2004.

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person.”.

(f)	The parties agree that, notwithstanding any of the provisions of the Master Leasing Agreement and Lease Contract C, the supplementary rental element of £59,326.92 which forms part of the final rental payable on 30 September 2006 under Lease Contract C pursuant to Clause 4.1.3(c) of this Agreement shall not be discounted in any way should a Termination Amount and/or a Termination Sum, as the case may be, become payable by the Lessee under the terms of the Master Leasing Agreement and Lease Contract C.

4.1.4	Lease Contract D

(a)	Clause 3(a) shall be amended by the deletion “17 May 2011” and its replacement with “30 September 2006”;

(b)	Clause 3(b) shall be amended to read as follows:

“3(b) The maximum Secondary Period shall be 5 Years from 30 September 2006, the last day of the period being 30 September 2011 or such other period as may be agreed between the parties.”;

(c)	Clause 4(a) shall be amended by the deletion of the rental table and its replacement with the following:

Number of Rentals	Rental Amount	Rental Period	Rental Payments Commencing on
Two	£328,058.10	Semi-Annual in Arrears	17 May 2001
Followed by Two	£328,058.10	Semi-Annual in Arrears	17 May 2002
Followed by Two	£328,058.10	Semi-Annual in Arrears	17 May 2003
Followed by Two	£506,271.65	Semi-Annual in Arrears	17 May 2004
Followed by Two	£576,786.73	Semi-Annual in Arrears	17 May 2005
Followed by One	£7,607,832.12 (including a supplemental rental of £208,591.79)	Final Payment	30 September 2006

(d)	Clause 4(b) shall be amended by deleting the reference to “17 May 2011” and replacing it with “30 September 2006”; and

(e)	Clause 5 of Schedule II shall be amended to read as follows:

“5. If at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent or more of the Voting Stock or thirty per cent, or more of the economic interest in the equity (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of Telewest Global, Inc.; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global, Inc. are not Continuing Directors or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving the Lessee or any Affiliate of the Lessee not permitted by clause 11.1.2 of the Loan Agreement, the Lessee shall forthwith notify the Owner and provide the Owner with reasonable details thereof. The Owner shall following notification of such event consult in good faith with a view to determine the appropriate course of action to adopt. Following the occurrence of such an event above (and irrespective of whether such event has been notified to the Owner by the Lessee) the Owner shall, be under no obligation to continue the leasing of the Goods and if the Owner and the Lessee cannot agree on an alternative course of action to adopt within the period of twenty Business Days after the date on which the Owner becomes aware of such event, the Owner shall be entitled, in its absolute discretion, to terminate the leasing of the Goods to the Lessee and the Lessee shall pay to the Owner the Termination Sum calculated in accordance with clause 13.3(b) of the Master Agreement (as modified above) and the other provisions of clause 13 of the Master Agreement shall apply.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global, Inc. who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date (as defined in the Loan Agreement); or

(b)	was nominated for election or elected to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election.

“Loan Agreement” means the loan agreement dated 16 March 2001 between among others the Lessee and various senior debt providers as amended and restated pursuant to a supplemental deed dated          2004.

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person.”.

(f)	The parties agree that, notwithstanding any of the provisions of the Master Leasing Agreement and Lease Contract D, the supplementary rental element of £208,591.79 which forms part of the final rental payable on 30 September 2006 under Lease Contract D pursuant to Clause 4.1.4(c) of this Agreement shall not be discounted in any way should a Termination Amount and/or a Termination Sum, as the case may be, become payable by the Lessee under the terms of the Master Leasing Agreement and Lease Contract D.

4.1.5	Master Leasing Agreement

(a)	Clause 13.2 of the Master Leasing Agreement shall be amended such that all references to “Telewest” in clause 13.2 shall be construed as references to Telewest Global, Inc. and Telewest UK Limited.

(b)	Clause 13.2.9(b) shall be amended to read as follows:

“the Lessee ceases to be a wholly owned Affiliate of Telewest UK Limited; or”

(c)	A new clause 13.2.9(c) shall be introduced to read as follows:

“Telewest UK Limited ceases to be a wholly owned Affiliate of Telewest Global, Inc.; or”

(d)	Clause 19.3.1 of the Master Leasing Agreement shall be amended to read as follows: “prepare financial statements of TCN and consolidated financial statements of the TCN Group in accordance with generally accepted accounting principles in the UK and cause such financial statements to be reported on by their respective auditors and deliver a copy thereof to the Owner, as soon as practicable but not later than 180 days after the end of the financial year to which they relate.”

(e)	Clause 19.3.3(a) of the Master Leasing Agreement shall be amended to read as follows: “every document or announcement issued by Telewest Global, Inc. and Telewest UK Limited to their shareholders generally or made available by Telewest Global, Inc. and Telewest UK Limited to the public where any such documentation relates to the financial position or prospects of Telewest Global, Inc., Telewest UK Limited or the TCN Group.

5.	Swap Breakage Costs Indemnity

5.1 The Lessee shall irrevocably and unconditionally indemnify each of the Lessors and RBL against all losses, costs and expenses (including swap breakage costs) suffered or incurred by either Lessor or RBL as a consequence of the acceleration of the Rental payments under each Lease Contract referred to in clause 4 above and more particularly set out in the revised Rental Tables at clauses 4.1.1(c), 4.1.2(c), 4.1.3(c) and 4.1.4(c).

5.2 Provided that the Lessee has duly performed all of the terms and conditions of each Lease Contract and that no Event of Default has occurred:

5.2.1 the Lessee shall be entitled by prior written notice to the Owner not less than three months prior to 30 September 2006 to request an extension of the Primary Period which request shall be considered by the Owner in its absolute discretion;

5.2.2 the Lessee shall be entitled to submit a written proposal to the Owner not less than three months prior to 30 September 2006 regarding the mitigation of any of the swap breakage costs referred to in clause 5.1 above which request shall be considered by the Owner in its absolute discretion.

6.	Costs and Expenses

6.1	Costs and Expenses of the Lessors and RBL

The Lessee shall pay on demand to each Lessor and RBL all reasonable costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation and execution of this Agreement and/or any ancillary documentation and shall indemnify each Lessor and RBL against any liability owing by reason of any delay or omission by the Lessee to pay such amounts.

6.2	Stamp and other duties

The Lessee shall pay all stamp, documentary, registration or other like duties, taxes or value added tax (including any stamp duty, duties, taxes or value added tax payable by, or assessed on, any of W. & G. Lease Finance, LCF (June 2) or RBL, if any) from time to time imposed on or in connection with this Agreement and/or any ancillary documentation and shall indemnify each of W. & G. Lease Finance, LCF (June 2) and RBL against any liability arising by reason of any delay or omission by the Lessee to pay such stamp duty, duties or taxes.

7.	Notices

7.1 Every notice, request, demand or other communication under this Agreement shall:

7.1.1 be in writing delivered personally or by first class prepaid letter (airmail if applicable and available) or by telefax (confirmed in the case of a telefax, by first class prepaid letter);

7.1.2 be deemed to have been received, in the case of a letter, when delivered personally or 3 days after it has been put in the post and in the case of a telefax at the time of despatch with confirmation by the sender’s facsimile machine that the message has been received at the correct telefax number (provided that if the date of delivery or despatch is not a Business Day in the country of the addressee or if the time of despatch of any telefax is after business hours in the country of the addressee (for this purpose “business hour” means any hour between 9.00 a.m. and 5.00 p.m. on a Business Day) it shall be deemed to have been received at the opening of business on the next such Business Day) provided that non-service of any copy of a notice request, demand or other communication shall not invalidate service of notice, request, demand or other communication; and

7.1.3 be sent:

(a)	to RBL:

Royal Bank Leasing Limited

The Quadrangle

The Promenade

Cheltenham

Gloucestershire

GL50 1PX

Fax                01242 224867

Attention:     Finance Director

(b)	to W. & G. Lease Finance:

W. & G. Lease Finance Limited

The Quadrangle

The Promenade

Cheltenham

Gloucestershire

GL50 1PX

Fax                01242 224867

Attention:     Finance Director

(c)	to LCF (June 2):

Lombard Corporate Finance (June 2) Limited

The Quadrangle

The Promenade

Cheltenham

Gloucestershire

GL50 1PX

Fax                01242 224867

Attention:     Finance Director

(d)	to the Lessee:

Telewest Communications Networks Limited

Export House

Cawsey Way

Woking

Surrey

GU21 6QX

Fax                020 7299 5488

Attention:     General Counsel

or to such other address or telefax number as is notified by one party to the other under this Agreement.

8.	Miscellaneous

8.1	Continuation of the Lease Contracts and Master Leasing Agreement

Save as amended by this Agreement, the parties agree that the provisions of the Lease Contracts and the Master Leasing Agreement shall continue in full force and effect.

8.2	No Delay

No delay or omission by any party to exercise any right, power or remedy vested in it under this Agreement or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by either of the other parties hereto.

8.3	No Waiver

If any of the parties on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

8.4	Remedies Cumulative

The rights, powers and remedies of each party contained in this Agreement are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as that party may think fit.

8.5	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.6	Further Assurances

Each party hereto agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by any other party to establish, maintain and protect the rights and remedies of the parties hereto and to carry out and effect the intent and purpose of this Agreement.

8.7	Illegality

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, by which it may be governed or affected the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired as a result.

8.8	Amendment

The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of the parties hereto.

8.9	Effect as a Deed

Each of the parties hereto agree this Agreement is intended to take effect as a deed notwithstanding that the Lessors and RBL have executed it under hand only.

9.	Third Party Rights

No term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to it.

10.	Governing Law and Jurisdiction

This Agreement shall be governed and construed in accordance with the laws of England and the parties hereto submit to the exclusive jurisdiction of the High Court of Justice in England.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Schedule 1

Conditions Precedent

1. Certified copies of resolutions duly passed by the Directors of the Lessee evidencing approval of the transactions contemplated by this Agreement (including the performance of the transactions contemplated by this Agreement) and authorising the execution of the same.

2. Specimen signatures of the persons authorised in the resolutions of the Board of Directors referred to in 1 above if different from those delivered in relation to the Lease Contracts.

3. A copy, certified as a true copy by a Director of the Lessee, of all consents, authorisations, licences and approvals required by the Lessee to authorise, or required by the Lessee in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of this Agreement and/or the Lease Contracts as amended by this Agreement and the performance by the Lessee of its obligations under this Agreement and/or the Lease Contracts as amended by this Agreement.

4. A copy, certified a true copy by a Director of the Lessee, of the most recent audited financial statements of the Lessee and the most recent audited consolidated financial statements of the TCN Group.

5. An office copy of the court order sanctioning the Scheme, the terms of which court order confirm that an undertaking has been given by the directors of Telewest at the court hearing to sanction the Scheme that the Scheme will not be made effective unless and until the directors of Telewest are satisfied that TCN and various senior debt providers have entered into amended and restated facility and security documents and that the Recapitalisation Supplemental Deed Effective Date (as that term is defined in such amended and restated facility agreement) has occurred or its occurrence is conditional only upon the Scheme becoming effective by the delivery of an office copy of the relevant court order to the registrar of companies for registration.

6. Payment by the Lessee of the default waiver fee referred to at Condition 4 of Schedule 1 of the Waiver and Agreement Letter.

7. Payment of all reasonable fees, costs and expenses (including legal fees) incurred by the Lessors and RBL in connection with the negotiation, preparation and execution of this Agreement and/or any ancillary documentation up until the day five business days before the date the Scheme becomes effective.

Schedule 2

Conditions Precedent Notice

To:	Telewest Communications Networks Limited (the “Lessee”)

Export House

Cawsey Way

Woking

Surrey GU21 6QX

Date:                 2004

Amendment Agreement dated [    ] 2004 (the “Agreement”) between the Lessee and W. & G. Lease Finance Limited, Lombard Corporate Finance (June 2) Limited and Royal Bank Leasing Limited dated 1 December 2000

Reference is made to clause 2 of the Agreement and to the conditions precedent set out in Schedule 1 to the Agreement.

Each of W. & G. Lease Finance Limited, Lombard Corporate Finance (June 2) Limited and Royal Bank Leasing Limited hereby confirms that the conditions precedent referred to above have, as at [                        ] am/pm on the date of this notice been, fulfilled or waived.

For and on behalf of ROYAL BANK LEASING LIMITED

For and on behalf of W. & G. LEASE FINANCE LIMITED

For and on behalf of LOMBARD CORPORATE FINANCE (JUNE 2) LIMITED

SIGNED by	) ) ) )
for and on behalf of ROYAL BANK LEASING LIMITED

SIGNED by	) ) ) )
for and on behalf of W. & G. LEASE FINANCE LIMITED

SIGNED by	) ) ) ) )
for and on behalf of LOMBARD CORPORATE FINANCE (JUNE 2) LIMITED

EXECUTED and DELIVERED as a DEED by TELEWEST COMMUNICATIONS NETWORKS LIMITED	) ) ) )	Director

Director/ Secretary

Schedule 3

Schedule 4 to the draft supplemental deed dated 9 March 2004 to be entered into between TCN and various senior debt providers

Part A—Waivers and consents to the Finance Documents

on the Transfer Effective Date

Composite Guarantee and Debenture dated 16 March 2001 (the “Composite Guarantee and Debenture”)

1. Clause 16.3.2 (Subsidiaries) in respect of the representation given in Clause 16.3.2 (Subsidiaries) of the Composite Guarantee and Debenture.

2. Clause 16.3.4 (Repetition) on an ongoing basis until the Recapitalisation Supplemental Deed Effective Date in respect of the representation given in Clause 16.3.2 (Subsidiaries) of the Composite Guarantee and Debenture.

Telewest Subordination Deed dated 16 March 2001

3. Clause 2.1.3 (Restricted Payments) in respect of the cancellation of certain intercompany loans owed by TCN to Telewest as set out in Part 1, A, Step Number 1 of the agreed form steps and documentation paper produced by Freshfields Bruckhaus Deringer (the “Steps Paper”).

Telewest Assignment of Loans dated March 2001

4. Clause 2.2.1 (Restrictions on dealing with Assigned Assets) in respect of the Encumbrance in favour of the New Security Trustee to be created by Telewest UK over the Assigned Assets.

5. Clause 2.2.2 (Restrictions on dealing with Assigned Assets) and clause 10.6.2 (Restriction of the Company’s rights) in respect of (i) the transfer as set out in Part 1, B, Step Number 9 of the Steps Paper by Telewest of, inter alia, all the Telewest Loans to Telewest UK which is itself not a TCN Entity and (ii) the earlier release of some of the intercompany debt owed by TCN to Telewest as set out in Part 1, A, Step Number 1 of the Steps Paper.

6. Clause 10.6.1 (Restriction of the Company’s rights) in respect of the indemnity from Telewest UK contained in clause [9] of the Transfer Agreement (in its form as at the Transfer Effective Date).

7. Clause 13.1.10 (Ownership of Assigned Assets) in respect of (i) the transfer by Telewest of the Assigned Assets to Telewest UK as set out in Part 1, B, Step Number 9 of the Steps Paper and (ii) the Encumbrance created by Telewest UK in favour of the New Security Trustee over the Assigned Assets.

Telewest Charge over Shares of Telewest Communications Networks Limited dated 16 March 2001 (“Charge over Shares”)

8. Clause 3.1.1 (Title to Shares) in respect of the transfer by Telewest of, inter alia, all the Shares and Secured Property to Telewest UK as set out in Part 1, B, Step Number 9 of the Steps Paper.

9. Clause 3.2 (Repetition of representations and warranties) on an ongoing basis in respect of waiver of Clause 3.1.1 of the Charge over Shares.

10. Clause 4.2.3(a) (Negative undertakings) in respect of the Encumbrance to be created by Telewest UK in favour of the New Security Trustee over the Secured Property.

11. Clause 4.2.3(b) (Negative undertakings) in respect of Telewest UK being registered as holder of the Secured Property pursuant to the transfer by Telewest of the Secured Property to Telewest UK under Part 1, B, Step Number 9 of the Steps Paper.

12. Clause 4.2.3(c) (Negative undertakings) in respect of the transfer by Telewest of the Secured Property to Telewest UK which is itself not a directly, wholly owned subsidiary of Telewest under Part 1, B, Step Number 9 of the Steps Paper.

13. Clause 4.2.3(g) (Negative undertakings) in respect of the transfer by Telewest of the Secured Property to Telewest UK.

14. Clause 11.6.1 (Restriction of the Shareholder’s rights) in respect of the indemnity from Telewest UK contained in clause [9] of the Transfer Agreement (in its form as at the Transfer Effective Date).

15. Clause 11.6.2 (Restriction of the Shareholder’s rights) in respect of (i) the transfer as set out in Part 1, B, Step Number 9 of the Steps Paper by Telewest of, inter alia, all the Telewest Loans to Telewest UK which is itself not a TCN Entity and (ii) the earlier release of some of the intercompany debt owed by TCN to Telewest as set out in Part 1, A, Step Number 1 of the Steps Paper.

Original Credit Agreement

1. Clause 12.1.1 (Negative Pledge) in respect of the Encumbrances to be created by the TCN Entities in favour of the New Security Trustee under the New Restructuring Hedge Security Documents.

2. Clause 12.1.3 (Disposals) in respect of the novations of intercompany debts referred to in Part 1, A, Step Numbers 2-8 (inclusive).

Part B—Waivers and consents to the Finance Documents

on the Equitisation Effective Date

Original Credit Agreement/Charge over Shares (as defined in Schedule 4 Part A above)

1. Clause 12.1.6 (Issue of Shares) of the Original Credit Agreement/Clause 4.2.3(d) of the Charge over Shares in respect of TCN issuing new shares to Telewest UK which is not itself a TCN Entity as set out in Part 1, C, Steps Number 13 and 14 of the Steps Paper.

Telewest Assignment of Loans dated 16 March 2001

2. Clause 2.2.2 (Restrictions on dealing with the Assigned Assets) in respect of the equitisation of various Telewest Loans as set out in Part 1, C, Steps Number 13 and 14 of the Steps Paper.

3. Clause 3.1.3 (Variation, amendment etc) in respect of the equitisation of various Telewest Loans as set out in Part 1, C, Steps Number 13 and 14 of the Steps Paper.

Part C—Waivers and consents to the Finance Documents

on the Recapitalisation Supplemental Deed Effective Date

Events of default relating to events surrounding the proposed recapitalisation, readjustment, rescheduling and/or reorganisation of the share capital of Telewest and/or any Indebtedness of Telewest (the “Recapitalisation”).

Original Credit Agreement

1. Clause 14.1.2 (Breach of certain obligations) in respect of TCN’s failure to notify the Agent of any likely Default or breach of clause 13 (Financial Covenants) and in respect of TCN’s failure to meet the financial covenants at Clause 13.1.1 (Total TCN Group Senior Debt/Consolidated Annualised TCN Group Net Operating Cash Flow and at Clause 13.1.3 (TCN GroupCash Paying Debt Interest Cover) for the Quarterly Periods ending on December 31 2002, 31 March 2003 and 30 September 2003.

2. Clause 14.1.4 (Misrepresentation) in respect of the Recapitalisation to the extent that it has resulted in a breach of the representation at Clause 10.1.7 (No Litigation) in respect of any claims relating to the Recapitalisation which have been made against Telewest by, inter alios, its creditors including without limitation the legal process specified at paragraph 6 below;

3. Clause 14.1.6 (Cross-default) in respect of the failure by Telewest to meet certain interest payments when due under its high yield bond Indebtedness and in respect of the resulting cross default of certain hedging agreements including, inter alia, (a) the agreement dated 14 October 1997 between The Royal Bank of Scotland plc and Telewest and the schedule and confirmations thereto; (b) the agreement dated 8 October 1998 between JPMorgan Chase Bank and Telewest and the schedule and confirmations thereto; (c) the agreement dated 21 August 2000 between The Bank of New York and Telewest and the schedule and confirmations thereto and certain Lease Agreements entered into by Telewest or by TCN prior to the date hereof;

4. Clause 14.1.7 (Hedging Default) in respect of the Recapitalisation which has entitled the hedge counterparties to accelerate the hedge agreements specified at (a), (b) and (c) of paragraph 3 above;

5. Clause 14.1.9 (Insolvency) in respect of the failure by Telewest to meet certain interest payments when due under its high yield bond Indebtedness and in respect of the Recapitalisation;

6. Clause 14.1.10 (Legal process) in respect of, inter alia, the winding up petition relating to Telewest made by Credit Agricole Indosuez (London branch) supported by The Royal Bank of Scotland plc and The Huff Alternative Fund, L.P;

7. Clause 14.1.11 (Compositions) in respect of the steps and negotiations leading up to the proposed Recapitalisation;

8. Clause 14.1.14 (Analogous Proceedings) in respect of any analogous breaches of Clauses 14.1.9 (Insolvency), 14.1.10 (Legal Process), 14.1.11 (Compositions), 14.1.12 (Winding-up) and 14.1.13 (Administration) in Jersey or in New York or in any other jurisdiction in relation to the failure by Telewest to meet certain interest payments when due under its high yield bond Indebtedness or relating to the Recapitalisation generally; and

9. Clause 14.1.15(b) (Change of control of TCN or any Charging Subsidiary or Charging Partnerships) in respect of the transfer by Telewest of its shareholding in TCN to Telewest UK and in respect of TCN ceasing to be a wholly owned Subsidiary of Telewest.

10. Clause 14.1.20 (Material Events) in respect of the Recapitalisation.

Deed of Subordination relating to the Original Credit Agreement

11. Clause 2.1.1 (Restricted Payments) in respect of any payments made by TCN to Telewest which were not Permitted Payments as defined in the Original Credit Agreement.

12. Clause 3.2 (Payments Contrary to this Deed) in respect of the payments specified at paragraph 11 above.

13. Clause 5.1.5 (No Litigation) in respect of the litigation specified at paragraph 2 above.

14. Clause 6.1.1 (Change to Agreed Securities) in respect of the Recapitalisation.

15. Clause 6.1.3 (TCN to be wholly-owned) in respect of the transfer by Telewest of, inter alia, all assets (including the shares of TCN) to Telewest UK and in respect of TCN ceasing to be wholly-owned by Telewest.